Exhibit 99.1

Investor Contact:	Erinn Murphy, Crocs, Inc.
(303) 848-7005
emurphy@crocs.com

PR Contact:	Melissa Layton, Crocs, Inc.
(303) 848-7885
mlayton@crocs.com

Crocs, Inc. Appoints Industry Leaders John Replogle and Neeraj Tolmare to Board of Directors
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BROOMFIELD, Colo., Dec. 18, 2023 – Crocs, Inc. (NASDAQ: CROX), a global leader in innovative casual footwear for all, today announced that John Replogle and Neeraj Tolmare have both been appointed to its board of directors, effective January 1, 2024. The new appointees will bring new skill sets and extensive brand building experience in consumer facing businesses to the Crocs board.

Mr. Replogle brings decades of global leadership positions at major consumer brands like Seventh Generation, Inc., Burt’s Bees, Inc., Unilever’s Skin Care division, and Diageo, Plc. He currently serves as a member of the board of directors of two public companies (Grove Collaborative, Inc. and Wolfspeed, Inc.) and previously served on the public company board of directors for Sealy Corporation.

Mr. Replogle is also a Founding Partner of One Better Ventures, LLC, a venture capital firm focused on investing in consumer-centric businesses that have a positive impact on the world.

“I’m delighted to join the Crocs board and steward one of the more innovative footwear companies today,” said Mr. Replogle. “The organization has a thriving and inclusive culture that has fueled the iconic Crocs brand in markets around the globe, and which will have significant impact on the HEYDUDE brand as it scales globally. Having built a career growing and leading purpose-led consumer brands, this opportunity is unparalleled.”

Mr. Tolmare has more than 20 years of experience in leading technology teams and digital transformation initiatives across diverse industries. He currently serves as Global Chief Information Officer for The Coca-Cola Company, where he has built and led teams to modernize a legacy network and infrastructure footprint and to improve the organization’s global technology maturity. He also serves on the board of Morehouse School of Medicine in Atlanta as well as the Georgia Tech Research Institute, Center for Development and Application of Internet of Things.

Prior to his current position, Mr. Tolmare worked at both Fortune 50 companies such as HP Inc., Cisco Systems as well as at startups like Palm Inc. In these companies, he held various roles to lead global technology, data and ecommerce functions to support double-digit growth for their online businesses.

“The opportunity to join the board at Crocs, Inc. is a perfect fit with my principles and values, and my passion to work for brands that are deeply entrenched in the society we live in and connect on a personal level, with a global audience,” said Mr. Tolmare.

“I am delighted that these two outstanding individuals are joining the Crocs board of directors after an extensive search process. Throughout his career, John has been a driving force in stewarding healthy, transformative growth while enhancing corporate social responsibility measures at many respected consumer-facing global organizations,” said Thomas Smach, Chairman of the Board of Crocs, Inc. “Neeraj brings outstanding and highly relevant global leadership expertise to the board as Crocs evolves its approach to digital transformation for global operations optimization,” said Smach. “His distinctive ability to elevate business practices and successfully scale online growth through technological advancement will lend guidance to create lasting impact. We look forward to their contributions to the board.”

Crocs, Inc. Chief Executive Officer, Andrew Rees, added: “I am thrilled to be working with these two world class executives and leaders. John has long been a respected and innovative leader for strong consumer brands with a strong determination to put people and planet first, and Neeraj’s terrific experience elevating business through technology will help us to identify and solve for the next wave of opportunities in digitization and automation for scale. Their combined experience and relevant skill sets will undoubtably add immense value to our board as we guide the future of the company and work to create impactful change for long-term, sustainable growth.”

Mr. Replogle started his career at the Boston Consulting Group and holds degrees from Harvard Business School and Dartmouth College. Mr. Replogle previously served as a director of Sealy Corporation from 2010 to 2013. Given his strong leadership and expertise in the area, Mr. Replogle will join the board’s Environmental, Social and Governance Steering Committee.

Mr. Tolmare holds degrees from the University of Chicago Booth School of Business, the South Dakota School of Mines & Technology, and the College of Engineering in Pune, India. He started his career by working for iconic brands such as Palm, Flip Video and Linksys where he led the online marketing and ecommerce units. Mr. Tolmare will initially join the board’s Audit Committee.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX), headquartered in Broomfield, Colorado, is a world leader in innovative casual footwear for all, combining comfort and style with a value that consumers know and love. The Company's brands include Crocs and HEYDUDE, and its products are sold in more than 85 countries through wholesale and direct-to-consumer channels. For more information on Crocs, Inc. visit investors.crocs.com. To learn more about our brands, visit www.crocs.com or www.heydude.com. Individuals can also visit https://investors.crocs.com/news-and-events/ and follow both Crocs and HEYDUDE on their social platforms.

Forward Looking Statements:

This press release includes statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These include statements regarding future outlook and contributions of new board members. These statements involve known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

Category: Investors
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